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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 DOCENT, INC.
                           (a Delaware corporation)


     David Ellett and David Mandelkern hereby certify that:

     ONE: The original name of the corporation was Docent, Inc. and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was June 3, 1997.

     TWO: They are the duly elected and acting President and Secretary, respectively, of Docent, Inc., a Delaware corporation.

     THREE: The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

                                  "ARTICLE I.

     The name of the corporation is Docent, Inc. (the "Corporation").

                                  ARTICLE II.

     The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is Amerisearch Corporate Services Inc.

                                 ARTICLE III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-six million, eighty-three thousand, eight hundred sixteen (66,083,816) shares, thirty-eight million eight hundred thousand (38,800,000) shares of which shall be Common Stock, with a par value of one-tenth of one cent ($0.001) per share, and twenty-seven million, two hundred eighty-three thousand eight hundred sixteen (27,283,816) shares of which shall be Preferred Stock, with a par value of one-tenth of one cent ($0.001) per share.

                                       1.
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     B.  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Five million seven hundred ninety-nine thousand nine hundred ninety-eight (5,799,998) of the authorized shares of Preferred Stock are hereby designated "Series A Convertible Preferred Stock" ("Series A Preferred"). Two million ten thousand (2,010,000) of the authorized shares of Preferred Stock are hereby designated "Series B Convertible Preferred Stock" ("Series B Preferred"). Eight hundred thirty-three thousand three hundred thirty-three (833,333) of the authorized shares of Preferred Stock are hereby designated "Series B-1 Convertible Preferred Stock" ("Series B-1 Preferred"). Three million three hundred forty thousand four hundred eighty-five (3,340,485) of the authorized shares are hereby designated "Series C Convertible Preferred Stock" ("Series C Preferred"). Seven million five hundred thousand (7,500,000) of the authorized shares are hereby designated "Series D Convertible Preferred Stock" ("Series D Preferred"). Seven million eight hundred thousand (7,800,000) of the authorized shares are hereby designated "Series E Convertible Preferred Stock" ("Series E Preferred"). The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

         1.   Dividend Rights.

              a. Holders of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred, in preference to the holders of any other stock of the Corporation, whether currently outstanding or hereafter issued, (collectively, the "Junior Stock"), shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of ten percent (10%) of the "Original Issue Price" per annum on each outstanding share of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), respectively. The Original Issue Price of the Series A Preferred shall be Sixty-Seven and One-Half Cents ($0.675) per share. The Original Issue Price of the Series B Preferred shall be One Dollar ($1.00) per share. The Original Issue Price of the Series B-1 Preferred shall be One Dollar and Twenty Cents ($1.20) per share. The Original Issue Price of Series C Preferred shall be One Dollar and Eighty-Six Cents ($1.86) per share. The Original Issue Price of Series D Preferred shall be Two Dollars and Eighty-Six Cents ($2.86) per share. The Original Issue Price of Series E Preferred shall be Seven Dollars and Fifty-Two Cents ($7.52) per share. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                                       2.
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               b.  So long as any shares of Series A Preferred, Series B
Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for repurchases by the Corporation of Common Stock held by employees, directors or consultants or other persons performing bona fide services for the Corporation or any subsidiary of the Corporation pursuant to restrictive stock agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this
Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock which acquisition has been approved by the holders of a majority of the then outstanding Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

          2.   Voting Rights.

               a. General Rights. Except as otherwise provided herein or as required by law, Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Fractional votes shall not, however, be permitted, and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               b. Separate Vote of Preferred Stock. For so long as any shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred), remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Series A Preferred, Series B Preferred, Series B-1

                                       3.
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Preferred, Series C Preferred, Series D Preferred and Series E Preferred voting together as a single class, shall be necessary for effecting or validating the following actions:

               (i) Any alteration, modification or change in the rights, preferences or privileges of the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred that adversely affects the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred;

               (ii) Any amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Determination) whether by merger, consolidation or otherwise;

               (iii) Any increase (other than by redemption or conversion) in the authorized number of shares of Common Stock, Preferred Stock, Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred;

               (iv) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to or on parity with the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred with respect to liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

               (v)    Any Asset Transfer or Acquisition (each as defined in
Section 3(e)) or any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition; or

               (vi) Any redemption, purchase or other acquisition (or payment into or setting aside for a sinking fund) of any shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Common Stock; provided however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, directors, consultants or other persons performing bona fide services for the Corporation or any subsidiary of the Corporation pursuant to restrictive stock purchase agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation, (ii) repurchases in exercise of the Corporation's right of first refusal upon a proposed transfer or (iii) any redemptions pursuant to Section 5 hereof.

           c. Separate Vote of the Series D Preferred. For so long as any shares of Series D Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Preferred), remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Series D Preferred voting together as a single class, shall be necessary for effecting or validating the following actions:

               (i) Any alteration, modification or change in the rights, preferences or privileges of the Series D Preferred that adversely affects the Series D Preferred;

                                       4.

               (ii) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to or on parity with the Series D Preferred with respect to liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

           d. Separate Vote of the Series E Preferred. For so long as any shares of Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E Preferred), remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Series E Preferred voting together as a single class, shall be necessary for effecting or validating the following actions:

               (i) Any alteration, modification or change in the rights, preferences or privileges of the Series E Preferred that adversely affects the Series E Preferred;

               (ii) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to or on parity with the Series E Preferred with respect to liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

           e. Separate Vote of the Combined Series D Preferred and Series E Preferred. For so long as shares of both Series D Preferred and Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Preferred and Series E Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Series D Preferred and Series E Preferred voting together as a single class shall be necessary for effecting or validating the following actions:

               (i) Any declaration or payment of any dividend on or redemption of any shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred or Junior Stock, or repayment of any stockholder loans, except in the case of terminated employees or in the case of employees if unanimously approved by the Board of Directors; or

               (ii) Any issuance of an aggregate of more than two million six hundred thousand (2,600,000) shares of stock to the Company's employees, officers, directors and consultants on or before the earlier of (a) the initial public offering of the Company which results in the automatic conversion of Preferred Stock pursuant to 4(m) below or (b) March 31, 2001.

               If only Shares of Series D Preferred or Shares of Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Preferred or Series E Preferred) remain outstanding, the vote or consent of the holders of at least fifty percent (50%) of the outstanding Series D Preferred or Series E Preferred,

                                       5.

whichever remains outstanding, voting as a class shall satisfy the requirements of this Section 2(e).

           f. Election of Board of Directors. For so long as at least an aggregate of 1,000,000 shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred), the authorized size of the Corporation's Board of Directors shall be five (5) and (i) the holders of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred voting together as a single class, shall be entitled to elect two (2) members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iii) the holders of Common Stock and Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred voting together as a single class, shall be entitled to elect the one (1) remaining member of the Board of Directors. If less than an aggregate of 1,000,000 shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred remain outstanding, then the holders of Common Stock, Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together as a single class, shall be entitled to elect the authorized number of members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

       3.  Liquidation Rights.

           a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Series A Preferred, the Series B Preferred, the Series B-1 Preferred, the Series C Preferred, the Series D Preferred or any Junior Stock, the holders of the Series E Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series E Preferred Stock equal to its Original Issue Price plus all declared and unpaid dividends on such shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them.

           b. After payment of the full liquidation preference of the Series E Preferred and before any distribution or payment shall be made to the holders of the Series A Preferred, the Series B Preferred, the Series B-1 Preferred, the Series C Preferred or any Junior Stock, the holders of the Series D Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series D Preferred Stock equal to its Original Issue Price

                                       6.

plus all declared and unpaid dividends on such shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them.

           c. After payment of the full liquidation preference of the Series E Preferred and the full liquidation preference of the Series D Preferred, the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred, Series B Preferred and Series C Preferred equal to each series' respective Original Issue Price plus all declared and unpaid dividends on such shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them.

           d. After payment of the full liquidation preference of the Preferred Stock as set forth in Sections 3(a), 3(b) and 3(c) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably and pari passu to the holders of the Common Stock and the holders of the Series E Preferred and the Series D Preferred on an as-if-converted to Common Stock basis until such time as the holders of Series E Preferred and the holders Series D Preferred have received pursuant to Sections 3(a) and 3(b) above and this Section 3(d) an aggregate amount per share of Series E Preferred and Series D Preferred equal to two (2) times each series' Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series D Preferred and the Series E Preferred). After such payment to the holders of Series E Preferred and Series D Preferred, all remaining assets, if any, shall be distributed ratably to the holders of Common Stock.

           e.  The following events shall be considered a liquidation under this
Section 3:

               (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the surviving Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

               (ii) a sale, lease or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation (an "Asset Transfer").

           f. If upon occurrence of any liquidation, dissolution or winding up of the Corporation, the assets thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amounts, the entire assets of the Corporation legally available for distribution shall be distributed first to the holders of the Series E Preferred, then to the holders of Series D Preferred and then ratably

                                       7.

among the holders of the Series A Preferred, Series B Preferred and Series C Preferred Stock in proportion to the number of shares of Preferred Stock then held by such holders.

           g. In the event of any Asset Transfer or Acquisition, if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value. Any securities shall be valued as follows:

               (i) If traded on a securities exchange or through the Nasdaq National Market or Small-Cap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day (30-day) period ending three (3) days prior to the closing;

               (ii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of the then-outstanding shares of Preferred Stock.

           h. The Corporation shall give each holder of record of Preferred Stock written notice of such impending Asset Transfer or Acquisition not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. Such transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided however, that such period may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all the then-outstanding shares of such Preferred Stock.

           i. In the event the requirements of this Section 3 are not complied with, this Corporation shall forthwith either;

               (i) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

               (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3(f) hereof.

           4.  Conversion Rights.

     The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

               a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be

                                       8.

converted at any time, and from time to time, into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate," "Series B Preferred Conversion Rate," "Series B-1 Preferred Conversion Rate," "Series C Preferred Conversion Rate," "Series D Preferred Conversion Rate," or "Series E Preferred Conversion Rate," as the case may be, then in effect (determined as provided in Section 4(b)) by the respective number of shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred being converted.

                b. Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred ("Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred ("Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B-1 Preferred ("Series B-1 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B-1 Preferred by the "Series B-1 Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of Series C Preferred ("Series C Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred ("Series D Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series E Preferred ("Series E Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the "Series E Preferred Conversion Price," calculated as provided in Section 4(c).

                c. Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred ("Series A Preferred Conversion Price"). The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred ("Series B Preferred Conversion Price"). The conversion price for the Series B-1 Preferred shall initially be the Original Issue Price of the Series B-1 Preferred ("Series B-1 Preferred Conversion Price"). The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred ("Series C Preferred Conversion Price"). The conversion price for Series D Preferred shall initially be the Original Issue Price of Series D Preferred ("Series D Preferred Conversion Price"). The conversion price for Series E Preferred shall initially be the Original Issue Price of Series E Preferred ("Series E Preferred Conversion Price"). Such initial Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred

                                       9.

Conversion Price and Series E Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price as so adjusted.

                d. Mechanics of Conversion for Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                e. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred was issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and the Series E Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                f. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the respective Series A Preferred Conversion Price, Series B Preferred

                                      10.

Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                g. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                h. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                i. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a

                                      11.

recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price and Series E Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                j.  Sale of Shares Below Conversion Price.

                    (i) Subject to the limitations below, in the event the Company shall issue or is deemed to have issued any Additional Shares of Common Stock (as defined in subsection j(v) below) for consideration per share less than the Series E Preferred Conversion Price in effect immediately prior to such issuance but equal to or greater than the average of the Series D Preferred Conversion Price and the Series E Preferred Conversion Price, the Series E Preferred Conversion Price shall be adjusted to equal the consideration per share for the offering of Additional Shares of Common Stock (without any other adjustment pursuant to j(ii) below). Subject to the limitations below, in the event the Company shall issue or is deemed to have issued any Additional Shares of Common Stock without consideration or for consideration per share less than the average of the Series D Preferred Conversion Price and the Series E Preferred Conversion Price, the Series E Preferred Conversion Price shall (i) first, be adjusted to equal the average of the Series D Preferred Conversion Price and the Series E Preferred Conversion Price, (ii) then, be adjusted further in accordance with the provisions of subsection j(ii) below (the adjustments described in this sentence and the preceding sentence shall be referred to hereinafter as the "Series E Anti-Dilution Adjustments"). Notwithstanding the above, the Series E Anti-Dilution Adjustments shall terminate six (6) months following the first sale and issuance of the Series E Preferred Stock, (such date referred to herein as the "Termination Date"). Following the Termination Date, any issuance or deemed issuance of Additional Shares of Common Stock without consideration or for consideration per share less than the Series E Preferred Price then in effect shall not result in an adjustment to the Series E Preferred Conversion Price under this subsection j(i).

                    (ii) Subject to adjustments made to the Series E Preferred in subsection j(i) above, if at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection j to have issued or sold, Additional Shares of Common Stock (as defined in subsection j(v) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in subsection j(v) below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1

                                      12.

Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price as the case may be, then and in each such case the then existing Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Conversion Price, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, respectively, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection j(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Conversion Price, respectively, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred, could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                    (iii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection j(iv) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iv)   For the purpose of the adjustment required under this
Section 4(j), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred

                                      13.

Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as the case may be, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Prices, as the case may be, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the respective Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such

                                      14.

Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

                    (v) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(j) after the date of this amended and restated Certificate, whether or not subsequently reacquired or retired by the Corporation other than
(A) any shares of Common Stock issued upon conversion of the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred or Series E Preferred; (B) any shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to the 1997 Stock Option Plan, or other arrangements that are approved by the Board; (C) any stock issued pursuant to the exercise of options, warrants, convertible securities or other rights outstanding as of the date of this amended and restated Certificate; (D) any stock issued in connection with any stock dividends, combinations, splits, recapitalizations and the like; (E) any options, warrants, or rights for the purchase or shares of the Corporation's stock issued pursuant to any leasing arrangement, loan, or debt financing from a bank or similar financial institution; (F) any securities issued by the Corporation pursuant to a registration statement filed under the Securities Act; and (G) if unanimously approved by the Company's Board of Directors, any options, warrants or rights for the purchase or shares of the Corporation's stock issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint venture, manufacturing or distribution arrangements or (ii) technology transfer or development arrangements, provided that such securities are issued principally in conjunction with specific commercial relationships and not in conjunction with a general corporate financing. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this
Section 4(j), for such Additional Shares of Common Stock.

                k. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series B-1 Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or the Series E Preferred Conversion

                                      15.

Price as the case may be, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

                l. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation other than an Asset Transfer or an Acquisition as defined in
Section 3(c), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                m.  Automatic Conversion.

                    (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, in the case of holders of Series A Preferred, or the then-effective Series B Preferred Conversion Price, in the case of holders of Series B Preferred, or the then-effective Series B-1 Preferred Conversion Price, in the case of holders of Series B-1 Preferred, or the then-effective Series C Preferred Conversion Price, in the case of holders of Series C Preferred, or the then-effective Series D Preferred Conversion Price, in the case of holders of Series D Preferred, or the then-effective Series E Preferred Conversion Price, in the case of holders of Series E Preferred: (A) at any time upon the affirmative election of the holders of at least fifty percent (50%) of the outstanding shares of Preferred Stock; provided however, that any such conversion of Series E Preferred shall be approved by at least fifty percent (50%) of the outstanding shares of Series E Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $35,000,000, at a per share offering price of not less than eight dollars and fifty cents ($8.50) per share. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of the event specified in paragraph
(A) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock

                                      16.

issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               n. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               o. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.

               p.  Notices. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               q. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock,

                                      17.

excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

               r. No Dilution or Impairment. Without the consent of the holders of the then outstanding Preferred Stock, as required under Section 2(b), the Corporation shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

           5. Redemption. The Company shall be obligated to redeem the Series D Preferred and Series E Preferred as follows:

               a. Series D. Preferred Redemption. The holders of at least a majority of the then outstanding shares of Series D Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem up to one-third (1/3) of the then-outstanding shares of Series D Preferred (the "Maximum Allowable Series D Redemption Shares") on the fifth (5/th/) anniversary of the Original Issue Date, and to redeem up to the Maximum Allowable Series D Redemption Shares on the sixth (6/th/) and seventh (7/th/) anniversaries, respectively, of the Original Issue Date (each, a "Series D Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such fifth (5/th/) anniversary written notice of such consent of the Series D Preferred.

               b. Series E Preferred Redemption. The holders of at least a majority of the then outstanding shares of Series E Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem up to one-third (1/3) of the then-outstanding shares of Series E Preferred (the "Maximum Allowable Series E Redemption Shares") on the fifth
(5th) anniversary of the "Series D Issue Date", and to redeem up to the Maximum Allowable Series E Redemption Shares on the sixth (6/th/) and seventh (7/th/) anniversaries, respectively, of the Series D Issue Date (each, a "Series E Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such fifth (5/th/) anniversary written notice of such consent of the Series E Preferred.

               c. The Company shall effect such redemptions on the applicable Series D Redemption Dates or Series E Redemption Dates (the "Redemption Dates") by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the greater of (i) Original Issue Price per share of the Preferred Stock to be redeemed (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus declared and unpaid dividends with respect to such shares, and (ii) fair market value on the date of such redemption. The total amount to be paid for the Preferred Stock to be redeemed is hereinafter referred to as its "Redemption Price." The number of shares of Series D Preferred or Series E Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of that

                                      18.

series of Preferred Stock outstanding immediately prior to the applicable Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(c) shall be redeemed from each holder of the appropriate series of Preferred Stock on a pro rata basis

               d. At least thirty (30) days but no more than sixty (60) days prior to a first applicable Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of the Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of such Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

               e. On or prior to such applicable Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such applicable Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such applicable Redemption Date shall be returned to the Company promptly upon its written request.

               f. On or after such applicable Redemption Date, each holder of shares of the Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that such shares of Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                                      19.

               g. In the event of a redemption of any shares of Series D Preferred or Series E Preferred, the Conversion Rights (as defined in Section 4) for such Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

           6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized stock.

           7. No Preemptive Rights. Stockholders shall have no preemptive rights, except as granted by the Corporation pursuant to written agreements.


                                  ARTICLE V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

     B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the date on which the Corporation is no longer subject to Section 2115 of the California Corporations Code (the "Qualifying Record Date"), the directors shall be divided into three classes with the terms of the classes to expire over three consecutive years, respectively. The classes shall be designated according to the year in which the term of directors in such class shall expire (e.g., the "1999 Class"). Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Qualifying Record Date, the term of office of the applicable class of directors shall expire and directors assigned to such class, appropriately redesignated, shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the applicable class of directors shall expire and directors assigned to such class, appropriately redesignated, shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the remaining class of directors shall expire and directors assigned to such class, appropriately redesignated, shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

                                      20.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     C. Any director may be removed, with or without cause, at any time, by the holders of a majority of the shares then entitled to vote at an election of directors (as set forth in Article IV Section D(2)(c) herein).

     D. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director with respect to which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     E. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of stock entitled to vote (the "Voting Stock"). The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

     F. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     G. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Corporation's initial public offering and following the closing of such initial public offering no action shall be taken by the stockholders by written consent.

     H. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) the holders of the shares entitled to cast not less than twenty-five percent (25%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

     I. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                      21.

                                  ARTICLE VI.

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                 ARTICLE VII.

     A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, this Certificate of Incorporation or any preferred stock designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI or VII.

                                 ARTICLE VIII.

     The Corporation is to have perpetual existence."

     FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with and pursuant to the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

     FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with and pursuant to the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

                                      22.

     In Witness Whereof, Docent, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Secretary in Mountain View, California this _____ day of April, 2000.


                                        Docent, Inc.


                                        By: _____________________________
                                             David Ellett
                                             President
Attest:

By: _______________________________
       David Mandelkern
       Secretary

                                      23.